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                                    EXHIBIT 1

                        AGREEMENT AMONG REPORTING PERSONS

          THIS AGREEMENT AMONG REPORTING PERSONS ("Agreement") is made and entered into by and among CHRYSALIS VENTURES, LLC, a Kentucky limited liability company, JG FUNDING, LLC, a Kentucky limited liability company, and DAVID A. JONES, JR., an individual (collectively, the "Group").

                       W I T N E S S E T H :

          WHEREAS, each member of the Group may be deemed to beneficially own shares of the Common Stock of High Speed Access Corp.

          WHEREAS, each member of the Group desires to file a single Schedule 13D indicating the beneficial ownership of each member; and

          WHEREAS, Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934 (the "Act") requires that, when a Schedule 13D is filed on behalf of more than one person, the Schedule 13D shall include as an exhibit to the Schedule 13D an agreement in writing of such persons that the Schedule 13D is filed on behalf of each of them;

          NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties thereto, the parties hereto covenant and agree as follows:

     1. Chrysalis Ventures, LLC, JG Funding, LLC and David A. Jones, Jr. agree that a single Schedule 13D and any amendments thereto relating to the shares of Common Stock of High Speed Access Corp. shall be filed on behalf of each of them.

     2. Chrysalis Ventures, LLC, JG Funding, LLC and David A. Jones, Jr. each acknowledge and agree that pursuant to Rule 13d-1 (f)(1) under the Act each of them is individually responsible for the timely filing of such Schedule 13D and any amendments thereto and for the completeness and accuracy of the information contained therein.

     3. This Agreement shall not be assignable by any party hereto.

     4. This Agreement shall be terminated only upon the first to occur of the following: (a) the death of any of the individual parties hereto, (b) the dissolution, termination or settlement of Chrysalis Ventures, LLC or JG Funding, LLC or (c) a written notice of termination given by any party hereto to all of the other parties hereto.

     5. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy hereof, but all of which together shall constitute a single instrument.

     6. Chrysalis Ventures, LLC, JG Funding, LLC and David A. Jones, Jr. each acknowledge and agree that David A. Jones, Jr. shall be authorized as attorney-in-fact to sign, on behalf of each



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party  to this  Agreement,  any  Schedule  13D or  amendments  thereto  that are required to be filed on behalf of the parties thereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 14th day of June, 1999.


                                    CHRYSALIS VENTURES, LLC


                                    By: /S/ DAVID A. JONES, JR.
                                       David A. Jones, Jr., Chairman


                                    JG FUNDING, LLC


                                    By: /S/ DAVID A. JONES, JR.
                                       David A. Jones, Jr., Manger of Chrysalis
                                       Ventures, LLC, as Manager of JG Funding,
                                       LLC



                                    /S/ DAVID A. JONES, JR.
                                    David A. Jones, Jr., individually